Exhibit 10.87
ARAMARK

AMENDMENT NO. 1 TO 2021 EMPLOYEE STOCK PURCHASE PLAN

Effective November 7, 2022, Section 10 of the 2021 Employee Stock Purchase Plan is amended by deleting the existing Section 10 in its entirety and replacing it with the following Section 10:

10.  Limitation on Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participant will have the right to purchase as many whole and fractional Shares as may be purchased with the Contributions credited to his or her account (and the proceeds of any Cashless Participation Amount, if the Participant has agreed to participate in the Cashless Participation Program) as of the last day of the Offering Period (or such other date as the Committee may determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participant may not purchase in excess of 1,500 Shares under the Plan per Offering Period or such other maximum number of Shares as may be established for an Offering Period by the Committee (in each case subject to adjustment pursuant to Section 17 hereof). Any amounts not applied to the purchase of Shares during an Offering Period shall be promptly refunded following such Purchase Date and will not be carried forward to any subsequent Offering Period.